                                                                     EXHIBIT 5.1

                           [ROPES & GRAY LETTERHEAD]

                                 April 11, 2001

Riverstone Networks, Inc.
5200 Great America Parkway
Santa Clara, CA 95054

Ladies and Gentlemen:

   This opinion is furnished to you in connection with a registration statement on Form S-8 (the "Registration Statement"), filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended, on or about the date hereof for the registration of 45,000,000 shares of Common Stock, $0.01 par value (the "Shares"), of Riverstone Networks, Inc., a Delaware corporation (the "Company"). The Shares are issuable under the Company's 2000 Equity Incentive Plan (Amended and Restated) (the "Plan").

   We are familiar with the actions taken by the Company in connection with the Plan. For purposes of our opinion, we have examined and relied upon such documents, records, certificates and other instruments as we have deemed necessary.

   Based on the foregoing, we are of the opinion that, when the Shares have been issued and sold and consideration has been received therefor by the Company in accordance with the terms of the Plan, the Shares will be validly issued, fully paid and nonassessable.

   We hereby consent to the filing of this opinion as an exhibit to the Registration Statement.

   It is understood that this opinion is to be used only in connection with the offer and sale of Shares while the Registration Statement is in effect.

                                          Very truly yours,

                                          /s/ Ropes & Gray
                                          _____________________________________
                                          Ropes & Gray